Exhibit 99.1

IKON CONFIRMS EXPIRATION OF CONSENT SOLICITATION

FOR RELEASE: MONDAY, JANUARY 8, 2007

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today confirmed that its previously announced consent solicitation with respect to its $225 million 7.75% Senior Notes due 2015 (the “Notes”) expired at 5:00 p.m., New York City time, on Friday, January 5, 2007. The company announced that it does not intend to extend the expiration date. While the company did not receive the necessary consents to proceed with the proposed amendments to the terms of the Notes, the expiration of the solicitation does not affect the company’s ability to continue its share repurchase program and purchase from $75 million to $100 million of its common stock during fiscal 2007, as previously communicated. The additional share repurchase capacity sought by the consent solicitation was intended to provide for enhanced flexibility which, while desirable, is not required by the company to continue its share repurchase program.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita, EFI and HP, and document management software from companies like Captaris, Kofax, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the Company’s share repurchase activity. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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